Operating Agreement

Of

MACKENZIE-BAA IG SHORELINE LLC

LLC

A California Limited Liability Company

THE INTERESTS OF THE COMPANY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER NATION OR JURISDICTION AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SAME HAVE BEEN INCLUDED IN AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGER HAS BEEN RENDERED TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER APPLICABLE SECURITIES LAWS IS AVAILABLE.  IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE INTERESTS IS RESTRICTED AS PROVIDED IN THIS AGREEMENT.

OPERATING AGREEMENT FOR MADISON-PVT PARTNERS LLC
 This Operating Agreement is entered into to take effect January 25, 2022 (the “Effective Date”) regarding  Mackenzie-BAA IG Shoreline LLC (the “Company”) by  BAA Investment Group, LLC, a California limited liability company, the Manager, Joel Kelly and Jessica Kelly  as trustees of the Kelly Family Trust,  Kristopher R. Lamont and Meredith Windsor Lamont, trustees of the Lamont Trust dated 12/14/17, MacKenzie Realty Operating Partnership, LP, a Delaware limited partnership and subsidiary of MacKenzie Realty Capital, Inc., a Maryland corporation that has elected to be taxable for federal income tax purposes as a real estate investment trust under the Code, and  any other persons admitted and executed as Members as set out in Exhibit B attached referred to individually as a “Member” and collectively as the “Members”).
A. The Members desire to form a limited liability company under the California Revised Limited Liability Company Act, as amended.
B. The Members enter into this Operating Agreement in order to form and provide for the governance of the Company and the conduct of its business and to specify their relative rights and obligations.
NOW THEREFORE, the Members hereby agree as follows:
ARTICLE I: DEFINITIONS
The following capitalized terms used in this Agreement have the meanings specified in this Article or elsewhere in this Agreement and when not so defined shall have the meanings set forth in California Corporations Code section 17701.02:
1.1 “Accrued Return” means, as of any date, the cumulative Preferred Return that has been accrued but not paid to the Members.
1.2 “Act” means the California Revised Limited Liability Company Act (California Corporations Code sections 17701.01-17713.13), including any amendments from time to time.
1.3 “Agreement” means this Operating Agreement, as originally executed and as amended from time to time.
1.4 “Articles of Organization” is defined in California Corporations Code section 17701.02(b) as applied to this Company.
1.5 “Assignee” means a person who has acquired a Member’s Economic Interest in the Company, by way of a Transfer in accordance with the terms of this Agreement, but who has not become a Member.
1.6 “Assigning Member” means a Member who by means of a Transfer has transferred an Economic Interest in the Company to an Assignee.

1.7  “Available Cash Flow from Operations” means, with respect to any period, the net cash generated by the Company from operations, after payment of all expenses and obligations of the Company, including Member loans, if any, for such period, including any fees payable to the Manager or its affiliates following the creation of such reserves as the Manager in its and absolute discretion may establish and maintain for a period to be determined by the Manager in its commercially reasonable good faith judgment.
1.8 “Available Proceeds” means net cash received by the Company, from time to time, from the proceeds of any financing or refinancing, any sale, lease, exchange or other disposition of any Company asset or condemnation or expropriation award or insurance claim (unless all proceeds are used to repair or restore the Company assets), sale of an individual Property or sale of the entire Project after payment of the costs of the transaction giving rise to the Available Proceeds, payment of such outstanding debts, expenses and obligations as are required to be paid in connection therewith and the creation of such reserves as the Manager in its and absolute discretion may establish).
1.9 “Capital Account” means, as to any Member, a separate account maintained and adjusted in accordance with Article III, Section 3.5.
1.10 “Capital Contribution” means, with respect to any Member, the amount of the money and the Fair Market Value of any property (other than money) contributed to the Company (net of liabilities secured by such contributed property) that the Company is considered to assume or take “subject to” under IRC section 752) in consideration for the  Units held by such Member.  A Capital Contribution shall not be deemed a loan.
1.11 “Cause” means any of the following:
(a) engaging in any criminal act which is or involves a violation of federal or state securities laws or regulations (or equivalent securities laws or regulations of any country or political subdivision thereof), embezzlement, fraud, wrongful taking or misappropriation of property, theft or any other crime involving dishonesty or other serious felony offense that is a crime of moral turpitude and such act results in a conviction (whether or not subject to appeal), plea of guilty, or plea of nolo contendere (or any similar plea) to any criminal offense in connection with or relating to such act;
(b) unlawful acts of moral turpitude or willful misconduct in the management of the affairs of the Company;
(c) any act or failure to act that was performed in bad faith and has a materially detrimental effect on the Company;
(d) any breach, by a Manager, of a fiduciary duty including the duty of care as more particularly provided in Section 5.1.6;
1.12 “Class A Member” means Joel Kelly and Kristopher Lamont who shall contribute the amount of cash listed next to their names on Exhibit B.

1.13 “Class B Member” means MacKenzie, which shall contribute the amount of cash listed next to it on Exhibit B.
1.14 “Code” or “IRC” means the Internal Revenue Code of 1986, as amended, and any successor provision.
1.15 “Company” means MacKenzie BAA IG Shoreline LLC.
1.16 “Economic Interest” means a Person’s right to share in the income, gains, losses, deductions, credit or similar items of, and to receive distributions from the Company, but does not include any other rights of a Member, including the right to Vote or to participate in management.
1.17 “Encumber” means the act of creating or purporting to create an Encumbrance, whether or not perfected under applicable law.
1.18 “Encumbrance” means, with respect to any Membership Interest, or any element thereof, a mortgage, pledge, security interest, lien, proxy coupled with an interest (other than as contemplated in this Agreement), option, or preferential right to purchase.
1.19 “Fair Market Value” means, with respect to any item of property of the Company, the item’s adjusted basis for federal income tax purposes, except as follows:
(a) The Fair Market Value of any property contributed by a Member to the Company shall be the value of such property, as mutually agreed by the contributing Member and the Company;
(b) The Fair Market Value of any item of Company property distributed to any Member shall be the value of such item of property on the date of distribution, as mutually agreed by the recipient Member and the Company; and
(c) Fair Market Value for purposes of Article VIII, Section 8.10 shall be as determined under that section.
1.20 “Initial Member” or “Initial Members” means those Persons whose names are listed in Exhibit B to this Agreement as of the date hereof.  A reference to an “Initial Member” means any of the Initial Members.
1.21 “Involuntary Transfer” means, with respect to any Membership Interest, or any element thereof, any Transfer or Encumbrance, whether by operation of law, pursuant to court order, foreclosure of a security interest, execution of a judgment or other legal process, or otherwise, including a purported transfer to or from a trustee in bankruptcy, receiver, or assignee for the benefit of creditors.  Included within the general definition of Involuntary Transfer shall be (a) a transfer in whole or in part to the spouse of a Member in connection with a divorce proceeding, (b) a transfer by will or intestate succession on account of the death of a Member, (c) the continued ownership after the death of a Member, of a Membership Interest by a trust formerly established by the deceased Member.

1.22 “Losses” See “Profits and Losses.”
1.23 “MacKenzie” shall mean MacKenzie Realty Operating Partnership, LP, a Delaware limited partnership, a subsidiary of MacKenzie Realty Capital, Inc., a Maryland corporation that has elected to be taxable for federal income tax purposes as a real estate investment trust under the Code (herein, a “REIT”); and/or any subsidiary or affiliate of MacKenzie.
1.24 “Majority in Interest of the Class B Members” shall mean Class B Members whose combined Class B Units represent more than fifty percent (50%) of the Class B Membership Interests then held by all Class B Members.
1.25 “Manager” means BAA Investment Group, LLC, a California limited liability company, or their successors as set out in Article V.
1.26 “Meeting” is defined in Article V, Section 5.2.
1.27 “Member” means an Initial Member or a Person who otherwise acquires a Membership Interest, as permitted under this Agreement, and who remains a Member. The Class A Members, the Class B Members and the Developer Investors are all Members and their classification are designated on Exhibit B which is attached hereto and incorporated by reference herein.
1.28 “Membership Interest” means both a Member’s ownership interest in the Company as determined and set out in this Agreement..  The Member’s Membership Interest is a fraction, expressed as a percentage, the numerator of which is the amount of the individuals Member’s Units and the denominator of which is the total of all of the issued and outstanding Membership Units of the Company.  The Membership Interests of the a Member shall further by delineated by their Class A, Class B and Developer Investor designation.
1.29 “Notice” means a written notice required or permitted under this Agreement.  A notice shall be deemed given or sent when deposited, as certified mail or for overnight delivery, postage and fees prepaid, in the United States mails; when delivered to Federal Express, United Parcel Service, DHL World Wide Express, or Airborne Express, for overnight delivery, charges prepaid or charged to the sender’s account; when personally delivered to the recipient; when transmitted by electronic means, and such transmission is electronically confirmed as having been successfully transmitted; or when delivered to the home or office of a recipient in the care of a person whom the sender has reason to believe will promptly communicate the notice to the recipient, in each case at the address set forth for the recipient in Exhibit B hereto, or such other address as the recipient shall have notified to each of the parties hereto in accordance with the terms of this Section 1.29.
1.30 “Person” means an individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.
1.31 “Preferred Return” means an amount determined by multiplying seven percent (7%) per annum by the ending balance of a Member's Unreturned Capital, calculated monthly. The Preferred Return shall begin to accrue for each Member at the later of i) the date the Company closes the purchase of the Property and the Company holds record title to the Property (even if the individual  Class A or B Member (as defined below) has subscribed and deposited funds prior to the closing of the purchase of the Property) or ii) the Company receives all of a Class A or B Member’s subscribed funds, if later. See Article IV Allocations and Distributions

1.32 “Profits and Losses” means, for each fiscal year or other period specified in this Agreement, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with IRC section 703(a).
1.33 “Proxy” has the meaning set forth in Section 178 of the California General Corporation Law (the “Law”), Division 1, Title 1, and pursuant to section 17704.07 of the Act, shall be governed by the Law.  A Proxy may not be transmitted orally.
1.34 “Regulations” (“Reg”) means the income tax regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the Code, as such Regulations may be amended from time to time, including corresponding provisions of applicable successor regulations.
1.35 “REIT Prohibited Transactions” shall mean any action specified in Section 5.4.

1.36 “Remaining Members” means, at any time, Members who have not delivered a Notice of Withdrawal, as defined in Article VIII, Section 8.1.
1.37 “Substituted Member” is defined in Article VIII, Section 8.12.
1.38 “Successor in Interest” means an Assignee, a successor of a Person by merger or otherwise by operation of law, or a transferee of all or substantially all of the business or assets of a Person.
1.39 “Transfer” means, with respect to a Membership Interest, or any element of a Membership Interest, any sale, assignment, gift, Involuntary Transfer, or other disposition of a Membership Interest or any element of such a Membership Interest, directly or indirectly, other than an Encumbrance that is expressly permitted under this Agreement.
1.40 “Triggering Event” is defined in Article VIII, Section 8.5.
1.41 “Unreturned Capital” means, with respect to each Member, at any given time, Capital Contributions made by such Member minus all Distributions received by such Member in excess of the Preferred Return.
1.42 “Vote” means a written consent or approval, or a ballot cast at a Meeting. Only the Class B Member shall have the right to Vote.
1.43 “Voting Interest” means, with respect to a Class B Member, the right to Vote except as limited by the provisions of this Agreement.  Each Class B Member shall have the number of Votes represented by that Member’s Membership Units, and the Class A Member shall not have the right to Vote.

1.44 “Transferring Member” means a Member whose Membership Interest is subject to transfer or sale, whether voluntary or involuntary.  The “Transferring Member’s Interest” means the Membership Interest owned by a Transferring Member or owned by a successor to a Member which successor has not been approved as a transferee pursuant to Section 8.2, or subject to a voluntary Transfer or Involuntary Transfer.
ARTICLE II: ORGANIZATION
2.1 The Members approve the Articles of Organization, attached to this Agreement as Exhibit A, which have been filed with the California Secretary of State effective, January 25, 2022. The California State file number is # 202202810014.
2.2 The name of the Company is MacKenzie-BAA IG Shoreline LLC.
2.3 The principal executive office of the Company shall be at 11 Embarcadero W, Suite 200, Oakland, California 94607 or such other place or places as may be determined by the Manager from time to time.
2.4 The initial agent for service of process on the Company shall be Joel Kelly, whose address is at the principal executive office of the Company.  The Manager may from time to time change the Company’s agent for service of process.
2.5 The Company has been formed to purchase that certain real property which consists of a [ ]-unit residential apartment building located at 1841 Laguna Street, Concord CA 94520(referred to as the “Property”).  The Company shall acquire the Property, and will be engaged in managing, owning, developing, remodeling, constructing improvements, repairing, operating, leasing, potentially selling and/or holding for investment the apartment units located on the Property (collectively including the ownership of the Property, the “Project”). The Company shall purchase the Property for approximately Twenty-Seven Million and Five Hundred Thousand Dollars ($27,500,000.00) (the “Purchase Price”) and secure investor equity of Ten Million Seven Hundred Sixty Thousand and Seven Hundred and Fifty Dollars ($10,760,750.00). Portions of the investor equity shall be used for additional costs and expenses.  The balance of the Purchase Price shall be paid pursuant to the First Indebtedness (as set forth below). The Company shall manage the development and operation of the Property and the Project. Notwithstanding the foregoing, The Company may purchase the Property to hold for investment purposes only and not develop the Property.  The Company may enter into agreements with respect to the Property and the Project.  The Company shall have complete control of the development of the Property and the Project.  In addition, the Company shall have such other purposes as may be necessary, incidental or convenient to carry on the Company’s primary purpose and may engage in any other business activities permitted under the Act.
2.6  The term of existence of the Company shall commence on the effective date of filing of Articles of Organization with the California Secretary of State and shall continue until the Company is dissolved by the Manager at its absolute discretion unless sooner terminated by the provisions of this Agreement or as provided by law.
2.7 Restrictions on Business/Purpose.  For so long as MacKenzie is a Member of the Company, the Company may only invest in real property and/or in entities that own only real property.

ARTICLE III: CAPITALIZATION
3.1 Membership Units. The Company shall have the right to issue Fourteen Thousand and Three Hundred and Forty-Eight (14,348) Membership Units (the “Membership Unit(s)”).   The Company shall issue all Fourteen Thousand and Three Hundred and Forty-Eight (14,348) of the Membership Units.
3.2 Categories of Capitalization.  There shall be three categories of capitalization, namely cash from Class A and Class B Investors, and the Developer Investors (each category shall individually be referred to as a “Class”).
3.3 Class A and B Members.
(a) The Class A Members (the “Class A Members”) and Class B Members (the “Class B Members”) and the amounts contributed by each such Member are listed on Exhibit B (collectively the “Class A and B Members”).  Except as otherwise set forth in this Operating Agreement the Class A Members shall have all of the same rights and restrictions as the Class B Members.  The Company shall originally issue Ten Thousand Seven Hundred and Sixty-One Membership Units (10,761) to the Class A and B Members as a group for a total investment of Ten Million Seven Hundred and Sixty-One Thousand Dollars ($10,761,000).  Each Class A or B Unit shall be One Thousand dollars ($1,000.00) per Membership Unit. The initial Class A and B Members, their individual Membership Units, and their individual Capital Contributions are set forth in Exhibit B.
(b) Restrictions on the Class A and B Membership Interests:
(i)  No Membership Unit issued to a Class A and B Members hereunder shall be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of by the Class A and B Members at any time (except to a qualified trust or otherwise by devise as set forth below) without the approval of the Manager and such Membership Interests shall be “Restricted Membership Units” until the Company sells or assigns their interest in the Property or the Project.
If the Company sells or assigns their interest in the Property or the Project then the Class A and B Members’  Membership Units shall no longer be Restricted Membership Units and, unless as set forth elsewhere in this Agreement, shall not be subject to a Repurchase Option (as defined in Article XIII below) in favor of the Company or the other Members.
(ii)  Any attempt to transfer the Restricted Membership Units in violation of this Section shall be null and void and shall be disregarded by the Company.
3.4 Developer Investors.
(a) The Developer investors and their individual Membership Units are listed on Exhibit B (the “Developer Investors”), subordinated to the return to the Class A and B Members of their capital contributions and payment of the Preferred Return. The Company shall originally issue 3,587 Membership Units to the Developer Investors as a group (the “Developer Investor Units”).

3.5 Capital Accounts.
(a) An individual Capital Account shall be maintained for each Member consisting of that Member’s Capital Contribution (1) increased by that Member’s share of Profits, (2) decreased by that Member’s share of Losses, (3) reduced by any distributions to the Members, and (4) adjusted as required in accordance with applicable provisions of the Code and Regulations.
(b) A Member shall not be entitled to withdraw any part of the Member’s Capital Contribution or to receive any distributions, whether of money or property, from the Company except as provided in this Agreement.
(c) No interest shall be paid or shall accrue on funds or property contributed to the capital of the Company or on the balance of a Member’s Capital Account except as provided in this Agreement.
3.6 A Member shall not be bound by, or be personally liable for, the expenses, liabilities, or obligations of the Company except as otherwise provided in the Act or in this Agreement.
3.7 Except as otherwise stated in this Operating Agreement no Member shall have priority over any other Member with respect to the return of a Capital Contribution, or distributions or allocations of income, gain, losses, deductions, credits, or items thereof. The rights of the Developer Investor’s interest are subordinated to the Class A and B Members’ rights to the return of their invested Capital and the Preferred Return.
3.8 First Indebtedness.  The Company shall initially be borrowing approximately Seventeen Million Eight Hundred and Seventy-Five Thousand Dollars ($17,875,000.00) pursuant to a first mortgage loan from Pacific Premier Bank (the “Lender”) to acquire the Property and for other expenses associated with the Project (collectively the “First Indebtedness”) All of the documents associated with the First Indebtedness shall be defined as the “Loan Documents”. For as long as the First Indebtedness is outstanding the Company shall maintain a copy of the Loan Documents at the Company’s office where each of the Members and Developer Investors shall have the opportunity to review them.  The First Indebtedness may be for a greater or lesser amount which determination shall be at the sole discretion of the Manager. The First Indebtedness shall be secured by a first deed of trust on the Property in favor of the Lender. The Company may borrow additional funds for operating capital or financing of the Project that is separate from any other debt that shall initially encumber the Project.  The Manager in its reasonable judgment may approve a loan to the Company by one or more of the Members, a third party or the Manager. Such loans shall be exhibited by a promissory note and paid current prior to any distribution to the Members and shall be repaid prior to the payment of any final distribution to the Members.

3.9 Joel Kelly and/or Kristopher Lamont may personally guaranty loans on behalf of the Project.  The Members agree that all of the assets of the Company and all equity in and income of the Property is dedicated to indemnify Joel Kelly and/or Kristopher Lamont for any liability, costs or damages (including without limitation attorneys’ fees, judgments, fines, and amounts paid in settlement, payable as incurred) that are incurred by Joel Kelly and/or Kristopher Lamont as a result of any of his guarantees on behalf of the Company including without limitation his guaranty of any loans made to the Company.  The Company and the Members shall defend, indemnify and hold harmless each and every Manager, and every other Member, and any officers, directors, shareholders, managers, members, employees, partners, agents, attorneys, registered representatives, and control persons of any such entity who was or is a party or is threatened to be made party to any threatened, pending, completed action, suit, or proceeding, whether civil, criminal administrative, or investigative, by reason of or arising from any misrepresentation or misstatement of facts or omission to represent or state facts made by him or her including, without limitation, the information in this Agreement, against losses, liabilities, and expenses of the Company, each and every Manager, each and every other Member, and any officers, directors, shareholders, managers, members, employees, partners, attorneys, accountants, agents, registered representatives, and control persons of any such Person (including attorneys’ fees, judgments, fines, and amounts paid in settlement, payable as incurred) incurred by such Person in connection with such action, suit, proceeding, or the like.
3.10 Additional and Contribution Loans.    Subject to the provisions set forth in this Operating Agreement, the Company may obligate itself pursuant to Additional Loans (which may be commercial loans or individual third party loans), provided that such additional loans are not senior to the First Indebtedness, for the purchase of the Property and the development, remodeling and the operation of the Project and the Company for any reason that the Manager determines to be necessary, that is separate from any debt that shall encumber the Property pursuant to the First Indebtedness or other indebtedness (“Additional Loans”).  The Manager may determine in its and absolute discretion that any Additional Loans may be recorded and secured against the Property or the Project.
The Members, but only with the request and the consent of the Manager, may lend the Company money from time to time (“Contribution Loans”). The Contribution Loans shall not be senior to the First Indebtedness or any Additional Loans.  The Contribution Loans shall be used for development costs, operating costs and other expenses determined to be necessary by the Manager in its sole and absolute discretion.  If the Manager determines in its reasonable business judgment that further loans are required to enable the Company to carry out the purposes of this Agreement, such loans shall be offered to the Members in proportion to their Membership Interests.  .  All Contribution Loans of the Members shall bear interest at 6% per annum or such other commercially reasonable rate as agreed by the Manager.  All Contribution Loans made pursuant to this paragraph shall be evidenced by a promissory note and set out in Exhibit B (as amended for each additional Contribution Loan).
The Manager, in its and absolute discretion, shall have the right to make  distributions  to the Members pursuant to this Agreement prior to repayment of the principal and interest on Contribution Loans and Additional Loans as long as the terms of such Loans permit such distributions.  The Company shall repay the Additional Loans and Contribution Loans prior to any final distribution to the Members.

ARTICLE IV: ALLOCATIONS AND DISTRIBUTIONS
4.1 Tax Allocations. All items of Company income, gain, loss, deduction, or credit (“profits and losses”) shall be the same as the amounts which are reportable by the Company for federal income tax purposes, as generally determined in accordance with I.R.C. Sec. 703 et seq.  Profits and losses from Operations shall be determined and allocated at the end of each Company year with respect to that year. Profits and losses from a Major Capital Event and a Liquidating Event shall be determined and allocated as of the date of such Event, without regard to allocations of profit or loss occurring after, or distributions of cash occurring after or with respect to, such event. The Company does not intend to make any special allocations of income, gain or losses and intends to allocate reportable income, and gains consistent with the actual cash distributions to the Partners. Such items allocated to the Members shall be allocated among the Members within each Class according to the number of Units owned in that Class.
(a) Allocation of Losses:
(1) Elimination of Undistributed Profits.  First, any net loss of the Company shall be allocated among the Members until the Capital Account of each Member is reduced to an amount equal to that Member's aggregate Capital Contributions to the Company.
(2) Elimination of Contributed Capital Balance.  Second, any remaining net loss of the Company shall thereafter be allocated among the Members until the Capital Account of each Member is reduced to zero.
(3) Allocation of Loss Attributable to Non-Member Debt.  Third, any remaining net loss of the Company shall thereafter be allocated to the Members until the deficit in each Member's Capital Account equals his allocable share of Company debt (not including debt to Members, debts guaranteed by Members, debt secured by a Member's property, or other debts for which a Member has economic risk). It is understood that recourse debt, if any, owed to persons who are not Members will be allocated entirely to the Manager.
(4) Allocation of Loss Attributable to Member Debt.  Fourth, any remaining net loss of the Company shall thereafter be allocated to the Members until the deficit in each Member's Capital Account equals, in addition to amounts allocated pursuant to the previous sentence, (a) the amount of the Company's outstanding debts (outstanding principal and accrued unpaid interest) to that Member, and (b) that Member's share of any Company debt that the Member has guaranteed or pledged collateral for, or with respect to which the Member has otherwise assumed the risk of nonpayment.
(5) Remaining Net Loss.  Fifth, any remaining net loss of the Company shall be allocated 100% to the Developer Investors.
(6) Liquidating Event Loss. Notwithstanding the foregoing, losses arising from a Liquidating Event shall be allocated first to those Members with positive Capital Accounts in a manner so as to reduce all positive Capital Accounts to zero, or to equal amounts and as close to zero as the extent of the allocable losses allow. No loss amount shall be allocated to a Member with a negative Capital Account balance so long as any Member has a positive Capital Account balance. No additional losses shall be allocated to a Member's Capital Account to cause the Member's Capital Account to be reduced below zero. Any losses which are not allocated to the Member's Capital Accounts, or to any of them, shall be allocated 100% to the Developer Investors.

(b)	Allocation of Income from Operations:
(1) Elimination of Accumulated Net Loss.  First, any net income from Operations shall be allocated among the Members in the inverse of the order and in the amounts in which net losses of the Company have previously been allocated, until the Capital Account of each Member equals the amount of the Member's capital contribution to the Company.
(2) Preferred Return. Second, any remaining net income from Company Operations shall be allocated 100% to the Members until they have been allocated amounts equal to the full amount of the Preferred Return which has been distributed to them.
(3) Remaining Net Income. Third, any remaining net income from Operations shall be allocated 75% to the Class A and B Members pro rata to the number of Units owned and 25% to the Developer Investors pro rata to the Developer Investor Units owned by each, consistent with the distributions made.
(c) Net Income and Gain from Liquidating or Capital Events:
(1) Elimination of Accumulated Net Loss.  First, any net income or gain from a Liquidating Event or a Capital Event shall be allocated among the Members in the inverse of the order and in the amounts in which net losses of the Company have previously been allocated, until the Capital Account of each Member equals the amount of the Member's Capital Contribution to the Company less the amount of distributions previously made to each Member which reduced that Member's capital account balance.
(2) Make up Return.  Second, net income or gain from a Liquidating Event or a Capital Event shall be allocated to the Members in an amount sufficient to ensure that if the Company were to then distribute all of its assets to the Members, the Members would receive total capital distributions, including prior Capital Distributions made, equal to the aggregate of their Capital Contributions.
(3) Preferred Return. Third, net income or gain from a Liquidating Event or a Capital Event shall be allocated to the Members in an amount equal to the Preferred Return and Accrued Preferred Return paid to them out of the Liquidating Event or  Capital Event proceeds.
(4) Remaining Net Income and Gain. Fourth, any remaining net income or gains from a Liquidating Event or a Capital Event shall be allocated 75% to the Class A and B Members pro rata to the number of Class A or B Units owned by them, and 25% to the Developer Investors pro rata to the number of Developer Investor Units owned by them.. The intent is that to the extent that 25% of profits is received by the Developer Investor Members, a pro-rata share of profits or gain, as the case may be, in that year, shall be allocated to the Developer Investors. This is intended to be treated as a carried interest to the Developer Investors. When there is a distribution in liquidation of the Company, or when any Member’s interest is liquidated, all items of income and loss first shall be allocated to the Members’ Capital Accounts under this Article IV, and other credits and deductions to the Members’ Capital Accounts shall be made before the final distribution is made.

(d) Allocations Among Members:
(1) Amounts allocated to the Members collectively shall be allocated pro rata among the Members within each Class pro rata to the number of Units of each Class owned by them. No Member shall be allocated an amount of losses that would reduce his Capital Account below zero or which would require him to contribute additional funds to the Company if it were dissolved. To the extent consistent with Federal tax law, it is intended that allocations of profits shall be made to the Members to the extent of and in accordance with first, prior allocations of loss and second, actual distributions of cash made to them.
(2) All allocations of profits and losses from Operations shall be made to the persons who were Members during the fiscal period for which such allocation is made based upon the number of days in such period during which the person was a Member.
(3) All allocations of profits and losses from a Major Capital Event or Liquidating Event shall be made to the persons who are Members as of the date of such event.
(4) If profits from a Major Capital Event or Liquidating Event allocated to the Members are less than the deficit amounts of the Capital Accounts of all Members whose Capital Accounts are negative, if any, such profits shall be allocated among such Members in the ratio which the deficit amount of each such Member's Capital Account bears to the deficit amounts of the Capital Accounts of all such Members whose Capital Accounts have a deficit balance.
(5) If the character of any profit or loss is in part capital and in part ordinary in the hands of the Company or is in part governed by Internal Revenue Code Section 1231 and in part not governed thereby, then all allocations of any such profit or loss shall be made among the Members in a manner such that each Member to whom such profit or loss is allocated, is allocated the same proportion of each such separate class of profit or loss as such Member is allocated to the total amount of such profit or loss.
(6) Any recognition of taxable income or loss arising from the recharacterization of the status or treatment of any item, or any recapture of any tax credit on audit or by an amended tax return, shall be allocated in the same manner and ratio as said item or credit was previously allocated to the Members, or as close thereto as the Manager may determine, in its sole discretion on competent advice.

(7) For the purposes of the allocations made upon a liquidation or capital event, the balance in a Member's Capital Account shall be determined as if the Company's year had closed immediately prior to the date as of which such allocations are made.
(8) To the extent that taxable profits equal cash distributions, profit allocations will correspond with the actual cash distributions made.
(9) If there are multiple Developer Investors, the amounts distributed, or profits or losses allocated to the Developer Investors shall be divided among those persons pursuant to the number of Developer Investor Units owned by each of them.
(e) Allocations for Capital Account Purposes:
(1) Capital accounts shall be maintained for each Member and for each Developer Investor. For Federal Income Tax purposes and for the purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, each item of income, gain, loss and deduction (computed in accordance with the above) shall be allocated to the Members pro rata in accordance with the number of Units owned by them within each Class, except as otherwise provided in this document or by the Manager to make the allocation equitable.
(2) If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4) through (6), inclusive, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate a deficit in its Capital Account created by such adjustments, allocations or distributions as quickly as possible. This Article 5.e(2). is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(d)(3).
(3) If, and to the extent that, any Member is deemed to recognize income as a result of any transaction between such Member and the Company pursuant to Sections 1272-1274, Section 7872, Section 483 or Section 482 of the Internal Revenue Code (hereafter referred to as  the “Code”)), or any similar provision now or hereafter in effect, any corresponding resulting loss or deduction of the Company shall be allocated to the Member who was charged with such income.
(4) If any Member’s Capital Account has a deficit balance resulting in whole or in part from allocations of loss or deduction attributable to nonrecourse debt which is secured by Company property, which deficit balance exceeds such Member’s share of minimum gain (as defined below), then income and gain shall first be allocated to such Member in an amount equal to such excess. For purposes of this Article 5.e.(4), “minimum gain” means the excess of the outstanding principal balance of nonrecourse debt which is secured by Company property over the Company’s adjusted tax basis of such property. This Article 5.e.(4) is intended to comply with the requirements of Treasury Regulation Section 1.704-1(b)(4)(iv), and is to be interpreted, if possible, to comply with the requirements of such regulation. The Manager shall have complete discretion to amend the provisions of this Agreement if such amendment would not have a material adverse effect on the Members and if, in the opinion of counsel, such amendment is advisable to reflect or comply with the requirements of Treasury Regulation Section 1.704-1(b)(4)(iv).

(5) To the extent of any recapture income resulting from the sale or other taxable disposition of Company assets, the amount of any gain from such disposition allocated to (or recognized by) a Member (or its successor in interest) for federal income tax purposes pursuant to the above provisions shall be deemed to be recapture income to the extent such Member has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as recapture income.
(6) All items of income, gain, loss, deduction, credit and basis allocation recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions of this Agreement shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Sections 734 and 743 of the Code and, where appropriate, to provide only Members recognizing gain on Company distributions covered by Section 734 of the Code with the federal income tax benefits attributable to the increased basis in Company property resulting from any election under Section 754 of the Code.
(7) Any item of loss, deduction or Nondeductible Expenditure that is attributable to a Member Nonrecourse Debt shall be allocated to the Member that bears the economic risk of loss for such debt. If more than one Member bears the economic risk of loss for a Member Nonrecourse Debt, any such item attributable to such debt shall be allocated among such Members in accordance with the ratios in which the Members share the economic risk of loss for such debt. The determination of the items of Company loss, deduction and nondeductible expenditure that are attributable to a Member Nonrecourse Debt shall be made in accordance with Regulations Section 1.704-2(i)(2).
(f) A Member’s allocable share of the Company’s items of income, gain, deduction and loss for tax purposes shall be determined under the foregoing provisions except as follows:
(1) Contributed Property. Income, gain, loss and deduction, as computed for the purpose of determining taxable income, with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Gross Asset Value in accordance with Code Section 704(c) and the Regulations thereunder.
(2) Other Property with Gross Asset Value Different from Tax Basis. In the event that the Gross Asset Value of any Company asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset, as computed for the purpose of determining taxable income, shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in the manner provided in Regulations Section 1.704-1(b)(4)(i).

(3) Tax Elections; Effects on Capital Accounts. Any elections or other decisions relating to the allocations addressed by this Section shall be made in a manner that reasonably reflects the purposes and intentions of this Agreement. Allocations made pursuant to this Article are solely for purposes of Federal, state and local taxes and shall not affect, or be taken into account in computing, any Member’s Capital Account, share of Profits and Losses, or distributions pursuant to any provision of this Agreement.
(4) Compliance with Code and Regulations. The provisions of this Agreement that relate to the allocations for Federal income tax purposes of items of Company income (including Exempt Income), gain, loss, deduction and Nondeductible Expenditure (including the allocation of such items with respect to property having a Gross Asset Value different from adjusted Federal income tax basis), that relate to the determination and maintenance of Capital Accounts, and that relate to the distribution of Company property upon the liquidation of the Company or a Member’s interest therein, are intended to comply with Regulations Section 1.704-1(b) (to the extent not superseded by Regulations Section 1.704-2) and Regulations Section 1.704-2, and with Code Section 704(c) and the Regulations promulgated thereunder shall be interpreted and applied in a manner consistent with such statutory and regulatory provisions, which statutory and regulatory provisions are expressly incorporated into and made a part of this Agreement. Should such statutory and regulatory provisions be amended, to the extent that such amendments are applicable to this Agreement, the affected provisions of this Agreement shall be interpreted and applied in accordance with such amended provisions.
(5) Allocation in Event of Transfer. If interest(s) in the Company are transferred, in accordance with the restrictions of this Agreement, there shall be allocated to each Member who held the transferred interest(s) during the fiscal year of transfer the product of (a) the Company’s Profits or Losses allocable to such transferred interest(s) for such fiscal year and (b) a fraction, the numerator of which is the number of days the Member has held the interest(s) and the denominator of which is the total number of days in such fiscal year; provided however, that the Manager may, in its reasonable discretion, allocate such Profits or Losses by closing the books of the Company immediately after the transfer of such interest(s). Such allocation shall be made without regard to the date, amount or recipient of any distributions that may have been made with respect to such transferred interest(s).
(6)
Section 704 Consistency. It is intended that the allocations prescribed above constitute allocations for federal income tax purposes that are consistent with Section 704 of the Code and comply with any limitations or restrictions therein, to the extent reasonably possible without causing individual percentage interests (“Interests”) to lack uniform characteristics for federal income tax purposes. If uniformity of the Interests cannot be preserved by application of the foregoing rules, then the Manager shall have sole discretion to (i) adopt such conventions as the Manager deems appropriate in determining the amount of depreciation and cost recovery deductions; (ii) make special allocations of income or deduction; and (iii) amend the provisions of this Agreement as appropriate (a) to reflect the proposal or promulgation of Treasury Regulations under Section 704(c) of the Code, or (b) otherwise to preserve the uniformity of Interests issued or sold from time to time; provided, however, that the Manager may adopt such conventions, make such allocations and amend this Agreement as provided in this Article only if they would not have a material adverse effect on the  Members and if such allocations are consistent with, and supportable under, the principles of Section 704 of the Code.

(g) Distributions:
(1) Preferred Return. Class A and B Members shall be entitled to distributions equal to seven percent (7%) per annum on their Unreturned Capital Contributions as a preferred return (the “Preferred Return” as defined above). Provided the Manager determines in its sole discretion that the Company has sufficient cash reserves to justify a distribution, the Preferred Return shall be distributed quarterly to the Class A and B Members (such distribution may be a partial distribution based upon the Manager’s determination).
(2) Irrespective of the above, the Manager may defer and accrue any portion of the Preferred Return (including without limitation the entire Preferred Return) until such time as it determines in its sole discretion that such accrual (including necessary cash reserves) is no longer necessary for the operation of the Company or prudently kept as cash reserves of the Company until the Company either sells, liquidates or refinances the Property (the “Accrued Return”).  The Accrued Return does not accrue interest.
4.2 The Manager shall determine the amount available for distributions of Available Cash Flow From Operations (as defined above), with respect to any period, being the total cash received by the Company from operations, after payment of all expenses and obligations of the Company for such period, including any fees payable to the Manager or its affiliates and payments on loans to the Company from a Member, and following the creation of such reserves as the Manager in its sole discretion may establish. Distributions of Available Cash Flow shall be treated the same as Distributions of Available Proceeds as set forth in Section 4.5 below.
4.3 Reserves may be maintained for a period to be determined by the Manager in its sole discretion, and, when no longer deemed by the Manager to be necessary, shall be distributed to the Class A and B Members for the payment of their then owing Preferred Return or their Accrued Return and thereafter to all of the Members in accordance with the manner in which other distributions are made in this Agreement.
4.4 Any distributions to Members from Available Cash Flow From Operations or Available Proceeds in excess of the full payment of Preferred Return or Accrued Return shall first be treated as a return of their Capital Contribution, even if paid from profits.
4.5 Distributions of Available Proceeds (that is, the net cash received by the Company from time to time from the proceeds of any financing or refinancing, any sale, lease, exchange or other disposition of any Company asset or condemnation or expropriation award or insurance claim (unless all proceeds are used to repair or restore the Company assets), or sale of the Project after payment of the costs of the transaction giving rise to the Available Proceeds, payment of such outstanding debts, expenses and obligations as are required to be paid in connection therewith and the creation of such reserves as the Manager in its sole discretion may establish), will be allocated in the following order:
4.5.1 First Level. All such Available Proceeds shall be distributed first to the Class B Member until the Class B Member receives $1,500,000 of the Available Proceeds, and then to the Class A Member until the Class A Member receives $166,666 of the Available Proceeds (the “Minimum Payment”); and there shall be no distributions of Available Proceeds under subsections 4.5.2, 4.5.3, or 4.5.4 below at any time when the Class B Member has not received $1,500,000 of the Available Proceeds, and the Class A Member has not received $166,666 of the Available Proceeds;

4.5.2 Second Level.  The balance, if any, of Available Proceeds remaining after the distributions pursuant to subsection 4.5.1 above, in preference and priority to any other distribution of Available Proceeds, to the Class A and B Members pro rata in proportion to their then existing Accrued Return balances, until there shall have been distributed to each such Member from all Available Proceeds under 4.5.1 and 4.5.2 an amount necessary to reduce their respective then existing Accrued  Return balances to zero; and there shall be no distributions of Available Proceeds under subsections  4.5.3, or 4.5.4 below at any time when any Member has a positive Accrued Preferred Return balance.
4.5.3 Third Level.  The balance, if any, of Available Proceeds remaining after the distributions pursuant to subsection 4.5.1 and 4.5.2 above shall be distributed to the Class A and B Members pro rata in proportion to their then existing Unreturned Capital balances, until there shall have been distributed to each Member from Available Proceeds under this subsection 4.5.3 an amount necessary to reduce their respective then existing Unreturned Capital balances to zero; and there shall be no distributions of Available Proceeds under subsections 4.5.4 below at any time when any Class A or B Member has a positive Unreturned Capital balance.
4.5.4 Fourth Level.  The balance, if any, of  Available Proceeds remaining after the distributions pursuant to subsections 4.5.1, 4.5.2, and 4.5.3 above shall be distributed to the Members, as follows: (a) 75% to the Class A and B Members pro rata according to the number of Class A or B Units owned by each of them, (b) 25% to the Developer Investors pro rata according to the number of Developer Investor Units owned by each of them.
4.6 Any distributions made to the Class A and Class B Members pursuant to Section 4.5.1 shall reduce the Minimum Payment and shall be treated as a return of the Members Capital Contribution.
ARTICLE V: MANAGEMENT AND MEMBER DUTIES
5.1	Rights and Duties of the Manager.
5.1.1 Manager.  The ordinary and usual decisions concerning the business affairs of the Company shall be made by the Manager.  The Manager shall have all of the powers to manage and operate the Company that are not expressly reserved for the Members under the Act or in this Agreement. Except as otherwise stated in this Agreement the Manager with the consent of a Majority in Interest of the Class B Members shall also have all rights and powers to the  to do the following:
a. The Manager with the consent of a Majority in Interest of the Class B Members shall have the right to sell the Property and the Project.
b. The Manager shall have the right  with the consent of a Majority of the Class B Members to refinance the Property and the Project at any time.

5.1.2 The initial Manager of the Company shall consist of BAA Investment Group, LLC (referred to in the singular “Manager” for convenience) and shall remain the Manager of the Company until (i) its resignation, (ii) its removal by a Majority in Interest of the Class B Members, subject to the provisions of Section 8 below, or (iii) its removal for Cause by a vote of a Majority in Interest of the Class B Members. The Manager shall be entitled to charge the Company the fees and reasonable market rate management fees for managing the Property and the Project as set forth below. Each individual comprising the Manager may also invest as a Member on the same terms as other investors.
5.1.3 Term of Manager.  Except as otherwise stated in this Operating Agreement, no Manager shall have any contractual right to such position.  A Manager shall serve until the earliest of:
(1) The Resignation of such Manager;
(2)	Removal of the Manager with or without Cause by Majority in Interest of the Class B Members;
(3)	Full liquidation of the Company and termination or surrender of its legal charter; or
(4)	In the case of a Manager who is an individual, the death, bankruptcy or legal incapacity of such individual.
5.1.4 No Authority of a Member to Bind the Company.  Only the Manager and agents of the Company authorized by the Manager shall have the authority to bind the Company.  No Member may or shall take any action to bind the Company, unless that Member is identified as the Manager or otherwise authorized as an agent of the Company, in writing. Each Member shall indemnify the Company, the Manager, and the other Members, for any costs or damages incurred by any unauthorized action of such Member attempting to represent the Company or the Property or Project.  Subject to the restrictions specified in this Agreement, the Manager has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company.
5.1.5 Actions of the Manager.  The Manager has the power to bind the Company as provided in this Article V.  If there is more than one person acting as the Manager, then any difference arising as to any matter within the authority of the Manager shall be decided by a method which they have agreed upon, or if none or inapplicable, then by a majority of the Managers, or if a deadlock, then those comprising the Manager shall appoint a special Manager to break any deadlock. If those comprising the Manager cannot resolve any disagreement, they may submit any unresolved disagreements to a vote of the Class B Members, and a vote of a Majority in Interest of the Class B Members in favor of a particular Manager’s proposal shall resolve the disagreement in accordance with such Manager’s proposal. No act of a Manager in contravention of such determination shall bind the Company to Persons having knowledge of such determination. Notwithstanding such determination, the act of a Manager for the purpose of apparently carrying on the usual business or affairs of the Company, including the exercise of the authority indicated in this Article V, shall bind the Company, and no person dealing with the Company shall have any obligation to inquire into the power or authority of the Manager acting on behalf of the Company.  If there is only one Manager such Manager shall have the sole authority to bind the Company in its sole and absolute discretion.

5.1.6 Compensation of the Manager.  As the Manager shall be managing the Project and the Company for the benefit of the Membership the Manager shall have the right to charge a market rate management fee for management of the Company (as further set forth below) and shall be reimbursed all reasonable expenses incurred in managing the Company.  Irrespective of the above, after the acquisition of the Property there will be significant management of the Property and the Project by the Manager, and it shall manage the ongoing management, improvement, and operation of the Property and the Project.  The Manager shall receive a fee of six percent (6%) of the gross collected revenue of the Project for Company management, asset management, and property management (the “Management Fee”).  The Manager may engage a property management firm and direct the Company to pay that firm up to four percent (4%) for the property management, and the Manager intends to initially engage Bay Apartments Advisors, Inc., an affiliate of Joel Kelly, for such 4% fee. Any payment to an outside management firm will reduce the Management Fee payable to the Manager.   Upon the acquisition of the Property, the Manager shall be paid an acquisition fee of one and a quarter percent (1.25%) of the entire purchase price of the Property from the investors’ funds and may also receive a portion of brokerage commissions paid by the Property seller as a representative of the Company in the purchase of the Property. The Manager shall also be entitled to receive commissions individually based upon its representation of the Company in the sale of the Property, so long as such amount plus any amount paid to third-party brokers is no more a total of 3% of the sales price of the Property, so long as the total sales compensation is commercially reasonable.  Such fees and commissions shall be paid to the Manager in its separate and individual capacity and the Company is not entitled to receive or participate in any share of same.  The Manager will be reimbursed for legal, appraisal, accounting and any other out of pocket expenses incurred in the acquisition of the Property, obtaining the acquisition financing, formation and documentation of the Company, preparation of the documents related to the formation, financing, funding and organization of the Company, including, but not limited to the Operating Agreement, the Subscription Agreement, the business plan, the Property documents and pro forma numbers provided to the investors, escrow fees, reports, surveys and many other Property acquisition and Company formation related expenses.
5.1.7 Manager’s Duty of Care.  The duty of care in the discharge of a Manager’s duties to the Company and the other Members is limited to refraining from engaging in intentional misconduct or a knowing violation of law.  The Manager is not liable to the Company or the Members for actions or omissions taken in good faith within the scope of its authority, unless the acts or omissions constitute fraud, bad faith, gross negligence or willful misconduct. In discharging its duties, a Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements by any of its other Members, or agents, or by any other person, as to matters a Manager reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to members might properly be paid.  The Company and its Members shall indemnify, defend and hold harmless the Manager from any claim against the Manager for carrying out its lawful duties on behalf of the Company.

5.1.8   Time Devoted to Company; Other Ventures.  The Manager and the individual members of the Manager shall devote so much time to the business of the Company as in their judgment the conduct of the Company’s business reasonably requires.  The Manager and the individual members of the Manager, provided the following activities do not materially interfere with the performance of  their duties, may engage in business ventures and activities of any nature and description independently or with others, whether or not in competition with the purpose, investments and/or business of the Company and neither the Company nor any of the Members shall have any rights in and to such independent ventures and activities or the income or profits derived from such activities of the Manager and the individual members of the Manager
5.1.9 Indemnification and Limitation of Liability.  The Company shall indemnify and hold each Manager, and each of its members, and the Partnership Representative, harmless from any loss or damage (including without limitation environmental indemnification and any other third party or Member claims), including reasonable attorneys’ fees actually and reasonably incurred by it, by reason of any act performed by it on behalf of the Company or in furtherance of the Company’s interests.  The foregoing indemnity shall extend only to acts or omissions performed or omitted by such Manager, its members, or Partnership Representative which does not constitute fraud, bad faith, gross negligence, willful misconduct, or breach of fiduciary duty on the part of such Manager, member, or Partnership Representative. A Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company except as otherwise provided in the Act or this Agreement.
5.1.10 Political Contributions.  The Manager is allowed to make contributions to political efforts that may, in its reasonable discretion, directly affect the operation and/or the valuation of the Property and the Project.
5.2	All assets of the Company, whether real or personal, shall be held in the name of the Company.
5.3
All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at such locations as shall be determined by the Manager.  The withdrawal from such accounts shall require the signature of Manager or such person as the Manager may so designate.  If none is so designated the Manager shall be so designated pursuant to this Agreement.

5.4
Prohibited Transactions.   Notwithstanding anything to the contrary contained in this Agreement, during the time MacKenzie is a Member of the Company, neither the Company, nor the Manager, nor any other Member of the Company, shall take any of the following actions:

5.4.1 Entering into any lease or permitting any sublease that provides for rent based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any sublessor costs;

5.4.2 Leasing personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease, determined as set forth in Section 856(d)(1) of the Code;
5.4.3 Acquiring or holding debt unless (a) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (b) the debt is fully secured by mortgages on real property or on interests in real property;
5.4.4 Acquiring or holding more than 10% of the outstanding voting securities of any one issuer other than a corporation that has properly elected to be a “taxable REIT subsidiary” of MacKenzie;
5.4.5 Acquiring or holding more than 10% of the total value of the outstanding securities (debt or equity) of any one issuer;
5.4.6 Making an election or taking any action that would cause the Company to be treated as (i) an entity that is not classified as a partnership for federal income tax purposes or (ii) a publicly traded partnership as defined in Section 7704 of the Code;
5.4.7 Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of the properties that are owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the properties are located where such services are either provided by (a) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company does not, directly or indirectly, derive revenue or (b) a taxable REIT subsidiary of MacKenzie (as defined in Section 856(1) of the Code) who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Company’s tenants);
5.4.8 Holding cash of the Company for operations or distribution in any manner other than a traditional bank checking or savings account; or
5.4.9 Entering into any agreement where income or gain, as applicable, received or accrued by the Company under such agreement, directly or indirectly, (a) does not qualify as “rents from real property” within the meaning of Section 856 of the Code, (b) does not qualify as “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Section 856 of the Code or (c) constitutes income from a sale of “inventory” or “stock in trade” of the Company within the meaning of Section 1221(a)(l) of the Code other than a sale that would qualify under the Section 857(b)(6)(C) “safe harbor” with respect to MacKenzie.

ARTICLE VI: ACCOUNTS AND RECORDS
6.1
Complete books of account of the Company’s business, in which each Company transaction shall be fully and accurately entered, shall be kept at the Company’s principal executive office and shall be open to inspection and copying by each Member, or the Member authorized representatives, on reasonable Notice during normal business hours.  In the case of a Member, the costs of such inspection and copying shall be borne by the Member.

6.2
Financial books and records of the Company shall be kept on the accrual method of accounting, which shall be the method of accounting followed by the Company for federal income tax purposes.  A balance sheet and income statement of the Company shall be prepared promptly following the close of each fiscal year in a manner appropriate to and adequate for the Company’s business and for carrying out the provisions of this Agreement.  The fiscal year of the Company shall be January 1 through December 31.

6.3
At all times during the term of existence of the Company, and beyond that term if a Majority in Interest of the Class B Members deem it necessary, the Manager and/or the Members shall keep or cause to be kept the books of account referred to in Section 6.2, and the following:

(a) A current list of the full name and last known business or residence address of each Member, together with the Capital Contribution and the share in Profits and Losses of each Member;
(b) A copy of the Articles of Organization, as amended;
(c) Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;
(d) Executed counterparts of this Agreement, as amended;
(e) Any powers of attorney under which the Articles of Organization or any amendments thereto were executed;
(f) Financial statements of the Company for the six most recent fiscal years; and
(g) The Books and Records of the Company as they relate to the Company’s internal affairs for the current and past four fiscal years.
(h) If the Manager deems that any of the foregoing items shall be kept beyond the term of existence of the Company, the repository of said items shall be as designated by the Manager.

6.4
Each Member shall receive annual financial reports which have been reviewed by an independent accounting firm.  Such reports shall be made in accordance with United States generally accepted accounting principles consistently applied on an accrual accounting basis. Within 90 days after the end of each taxable year, the Company shall send to each of the Members all information necessary for the Members to complete their federal and state income tax or information returns, and a copy of the Company’s federal, state, and local income tax or information returns for such year.

6.5
Quarterly Reports for MacKenzie.  MacKenzie shall be entitled to receive, and the Company and the Manager agrees to furnish to MacKenzie, any information that is available to the Company or the Manager or its agents, within five (5) business days of a written request to the Company by MacKenzie for such information, if such information is reasonably necessary for any MacKenzie REIT Entity to determine its compliance with Sections 856-860 of the Code and the Treasury Regulations promulgated thereunder.  The Company will also provide to MacKenzie, on a quarterly basis within fifteen days of the end of each quarter, certain financial information and reports of the Company as may be produced in the regular course for the other Members.  Furthermore, MacKenzie may need to consolidate the financial statements of the Company into its own, or provide summary financial information with its financial reporting, and if such requirements necessitate audited financial statements then the Manager shall cooperate with MacKenzie’s auditors to complete such audits and/or provide the necessary financial information.

6.6	DESIGNATION OF PARTNERSHIP REPRESENTATIVE
6.6.1 The partnership representative of the Company pursuant to Internal Revenue Code Section 6223 (as amended by the Revised Partnership Audit Procedures) (the “Partnership Representative”) shall be the Manager (or any other person or entity designated in the sole discretion of the Manager and who so qualifies under the Revised Partnership Audit Procedures).
6.6.2 The Partnership Representative shall keep each Member informed of administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes (such administrative and judicial proceedings referred to hereinafter as “judicial review”)
6.6.3 Any Member who enters into a settlement agreement with respect to any Membership item shall notify the Partnership Representative, as applicable, of such settlement agreement and its terms within thirty (30) days after the date of settlement.  Each Member shall provide the Partnership Representative any information reasonably requested in writing by the Partnership Representative and fully cooperate in any tax audit or similar proceeding of the Partnership so that the Partnership Representative can (i) implement the provisions set forth in Section 4.1  (including by making any election permitted thereunder) or (ii) otherwise comply with the Code and Treasury Regulations.
6.6.4 The Company shall indemnify and reimburse the Partnership Representative for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any judicial review, tax audit or similar proceeding with respect to the tax liability of the Members.  Neither the Managers nor any Affiliate nor any other Person shall have any obligation to provide funds for such purpose.  The taking of any action and the incurring of any expense by the Partnership Representative in connection with any such proceeding, except to the extent required by law, are matters that are in the sole discretion of the Partnership Representative and the provisions on limitations of liability of the Managers and indemnification set forth in Section 5.1.9 shall be fully applicable to the Partnership Representative, as applicable, in its capacity as such.

6.7
AUTHORITY OF PARTNERSHIP REPRESENTATIVE.  The Partnership Representative shall have all the rights, authority and power of a “partnership representative” to the extent provided in the Code and the Treasury Regulations

6.7.1 The Partnership Representative shall have all rights, power and authority for the making of any election and the conduct of, and the decision to initiate (where applicable), any judicial review involving the Company under the Revised Partnership Audit Procedures, including (i) an Internal Revenue Service examination of the Company, (ii) a request for administrative adjustment filed by the Company, (iii) the filing of a petition for readjustment (including choice of judicial forum) with respect to a final notice of partnership adjustment, (iv) the appeal of an adverse judicial decision, (v) the compromise, settlement or dismissal of any such proceedings on such terms as the Partnership Representative, in consultation with the Company’s tax advisors, deems appropriate, taking into account the collective interests of the Member and former Members affected thereby, (vi) if the Company is eligible, electing out of the Revised Partnership Audit Procedures under Code Section 6221(b), and (vii) the making of an election under Code Section 6226(a).  If the consent of agreement of the Members is at any time required in order to make effective any of the foregoing elections, each person or entity that is or has been a Member does hereby give its consent to the making of such election for the duration of the term of the Company.  Members shall take such actions requested by the Partnership Representative consistent with any such elections made and actions requested by the Partnership Representative, including by filing amended tax returns and paying any tax due in accordance with Code Section 6225(c)(2), as amended by the Revised Partnership Audit Procedures.  Each Member, on the Member’s tax return, shall treat each item of income, gain, loss, deduction, or credit attributable to the Company in a manner which is consistent with the treatment of such income, gain, loss, deduction, or credit on the Company’s tax return.
6.7.2 The Members further agree that if the Company receives a final partnership adjustment, to the extent permissible under applicable law, the Partnership Representative shall cause the Company to elect under Code Section 6226, as amended by the Revised Partnership Audit Procedures for any adjustments to the Partners’ distributive share of income, gain, loss, deduction or credit to be “pushed-out” to the Partners for the reviewed year through the issuance of adjusted Schedule K-1s.  The Partners covenant to take into account and report to the Internal Revenue Service any adjustment to their items for the reviewed year as notified to them by the Company in a statement furnished to them pursuant to Code Section 6226(a), as amended by the Revised Partnership Audit Procedures, in the manner provided in Code Section 6226(b), as amended by the Revised Partnership Audit Procedures, whether or not any of the Members own any Membership Interest in the year of the Company’s statement.  Any Member which fails to report its share of such adjustments on its tax return for its taxable year including the date of the Company’s statement as described immediately above shall indemnify and hold harmless the Company against any tax, interest and penalties collected by the Internal Revenue Service from the Company as a result of such Partner’s failure.

6.7.3 To the extent that the Partnership Representative does not make the election under Code Section 6226, as amended by the Revised Partnership Audit Procedures, with respect to a material imputed underpayment amount (determined in the Partnership Representative’s sole discretion) and the Company pays any imputed adjustment amount (including tax, any penalties, and interest) under Code Section 6225, as amended by the Revised Partnership Audit Procedures, the Company shall allocate such amount among the Company in a manner it determines to be fair and equitable.  To the extent that a portion of the tax liabilities imposed under Code Section 6225, as amended by the Revised Partnership Audit Procedures, for a prior year relates to a former Member, the Partnership Representative may require a former Member to indemnify the Company for its allocable portion of such liability.  The Partnership Representative shall seek payment from each Member (including any former Member) for its allocable amount, and each such Member hereby agrees to pay such amount to the Company (such amount shall not be treated as a Capital Contribution).  Any such amount not paid by a Member (or former Member) at the time requested by the Partnership Representative shall accrue interest at the “Prime Rate” (as set forth from time to time in the “Interest Rates” section of the Wall Street Journal or any successor publication thereto) until paid, and such Member (or former Member) shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is requested by the Partnership Representative.  Each Member acknowledges that, notwithstanding the Transfer of all or any portion of its Membership Interest in the Company, pursuant to this Section 6.7.3 it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such Transfer or redemption, as applicable, under Code Section 6225, as amended by the Revised Partnership Audit Procedures.  Without reduction in a Member’s (or former Member’s) obligation under the foregoing, any imputed adjustment amount paid by the Company that is attributable to a Member (or former Member), and that is not paid by such Member shall be treated as a distribution to such Member (or former Member).  Expense items attributable to any imputed adjustment amount of the Company shall be specially allocated to each Member in proportion to which such Partner bears the cost of such imputed adjustment amount.
6.7.4 The provisions of Sections 6.5 and 6.7 shall survive indefinitely, and the foregoing covenants and indemnification obligations of each Member shall not terminate, without regard to any Transfer of a Member’s Interest, withdrawal as a Member, or liquidation, dissolution or termination of the Company.
6.8 Elections.  The Managers may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.
ARTICLE VII: MEMBERS AND VOTING.
7.1
Except as is otherwise provided herein with respect to decisions requiring unanimity or supermajority of the Members, any differences arising among the Managers as to ordinary matters connected with the Company’s business shall be decided by a Majority in Interest of the Class B Members, each Class B Member having the number of Votes equal to that Member’s Membership Units.  A Member’s Vote shall be personal to the Member and shall not be divisible or assignable except as provided in Section 7.3. Accept as otherwise set forth below or elsewhere in this Agreement the Manager shall have the sole and absolute authority to make all decisions on for and on behalf of the Company.

7.2
Certain Actions Requiring the Agreement of the Manager and a Class B Member Vote.  Notwithstanding anything to the contrary contained herein, the Manager does not have the authority to cause the Company to do the following activities without first obtaining a vote of a Majority in Interest of the Class B Members.  A Vote of both the Manager and the Majority in Interest of the Class B Members is required in order to take any of the following actions:

(i) The sale of the Property or the Project;
(ii) The incurrence of additional debt (other than the initial loans that make up the First Indebtedness or any refinancing thereof) by the Company in excess of $1,000,000 in the aggregate; or
(iii) the creation of any parent company, subsidiary company or other entity under common control with the Company;
(iv) Filing a petition or consent to a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief on behalf of the Company of its debts under any federal or state law relating to bankruptcy, insolvency, relief from debts or the protection of debtors;
(v) Seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of its Property
(vi) Making any assignment for the benefit of the Company’s creditors;
(vii) Admitting in writing the Company’s inability to pay its debts generally as they become due;
(viii) The guaranty by the Company of any indebtedness of another;
(ix) The compromise of the obligation of a Member to make a Capital Contribution; or
(x) Taking any action in furtherance of any of the foregoing.
7.3 The record date for determining the Members entitled to Notice of any Meeting, to Vote, to receive any distribution, or to exercise any right in respect of any other lawful action, shall be the date set by the Manager, provided that such record date shall not be more than 60, nor less than 10 days prior to the date of the Meeting, nor more than 60 days prior to any other action.
In the absence of any action setting a record date the record date shall be determined in accordance with California Corporations Code section  17704.07(p).

7.4 At all Meetings of Members, a Class B Member may Vote in person or by Proxy.  Such proxy shall be filed with any Member before or at the time of the Meeting and may be filed by facsimile transmission to a Member at the principal executive office of the Company or such other address as may be given by the Manager to the Members for such purposes.
7.5 Meetings. The Members are not required to hold formal meetings.  Decisions requiring concurrence of a Majority in Interest of the Class B Members or other Vote of the Class B Members, may be reached through one or more informal consultations followed by written confirmation signed by Members having the requisite number of Membership Interests to act pursuant to the terms and conditions of this Agreement, provided that all Members are consulted (although all Members need not be present during a particular consultation).  If Members wish to hold a formal meeting (a “Meeting”) for any reason, the following procedures shall apply:
(a) A Manager or a Majority in Interest of the Class B Members may call a Meeting of the Members by giving Notice of the time and place of the Meeting at least thirty (30) days prior to the time of the holding of the Meeting.  The Notice need not specify the purpose of the Meeting, or the location if the Meeting is to be held at the principal executive office of the Company.
(b) A Majority in Interest of the Class B Members shall constitute a quorum for the transaction of business at any Meeting of the Members.
(c) The transactions of the Members at any Meeting, however called or noticed, or wherever held, shall be as valid as though transacted at a Meeting duly held after call and notice if a quorum is present and if, either before or after the Meeting, each Member not present signs a written waiver of Notice, a consent to the holding of the Meeting, or an approval of the minutes of the Meeting.
(d) Any action required or permitted to be taken by the Members under this Agreement may be taken without a Meeting if Members having the requisite number of Class B Membership Interests to act pursuant to the terms and conditions of this Agreement consent in writing to such action.
(e) Members may participate in the Meeting through the use of a conference telephone or similar communications equipment, provided that all Members participating in the Meeting can hear one another.
(f) The Manager shall keep or cause to be kept with the books and records of the Company full and accurate minutes of all Meetings, Notices, and Waivers of Notices of Meetings, and all written consents in lieu of Meetings.

ARTICLE VIII: TRANSFERS OF MEMBERSHIP INTERESTS
8.1
Except as otherwise expressly provided in this Agreement, a Member shall not Transfer any part of the Member’s Membership Interest in the Company, whether now owned or hereafter acquired, unless (1) the Manager approves the transferee’s admission to the Company as a Member upon such Transfer and (2) the Membership Interest to be transferred, when added to the total of all other Membership Interests transferred in the preceding 12 months, will not cause the termination of the Company under the Code and (3)  the Membership Interest to be transferred does not cause a transfer tax or property reassessment with respect to the Property or the Project.  No Manager shall be under any obligation whatsoever to approve the admission of a proposed transferee of a Member’s Membership Interest.  Any attempted Transfer of a Membership Interest without such approval shall be void and shall constitute the Withdrawal of a Member.  Any Transfer of a Membership Interest which does not result in a change in the beneficial ownership of such Membership Interest shall not be subject to the restrictions set forth in this Section 8.11, and in such case, notwithstanding anything in this Agreement to the contrary, the transferee of such Membership Interest shall automatically be admitted to the Company as a Member, subject only to such transferee’s executing a counterpart of this Agreement as a party hereto.  Notwithstanding the foregoing, any Transfer of a Membership Interest by Mackenzie shall be subject to the provisions of Section 8.14.

8.2
Notwithstanding any other provision of this Agreement to the contrary, a Member who is a natural person may Transfer all or any portion of his or her Membership Interest by devise to a family member (i.e., spouse, child, issue, niece or nephew, parent or sibling) (a “Family Member”); or to any revocable trust created for the benefit of the Member, or for any combination between or among the Member, the Member’s spouse, and the Member’s issue or any other Family Member; provided that the Member is a Trustee during their lifetime, retains a beneficial interest in the trust and the Member as Trustee or individually possesses all of the Voting Interest included in such Membership Interest.  Any such trust shall be subject to the provisions of this Agreement, including but not limited to the limitation upon transfer to third parties of a Membership Interest and the valuation of such a Membership Interest in the event of a Withdrawal.  A Transfer of a Member’s entire beneficial interest in such trust, or a failure to retain such Voting Interest, or except upon death the Member ceasing to be the sole Trustee shall be deemed a Transfer of a Membership Interest in contravention of this Agreement and hence a Triggering Event as defined in Section 8.5.

8.3
No Member may Encumber or permit or suffer any Encumbrance of all or any part of the Member’s Membership Interest in the Company unless such Encumbrance has been approved in writing by all the other Members.  Any Encumbrance of a Membership Interest without such approval shall be void.

8.4	Notwithstanding any other provisions of this Agreement:

(a) If, in connection with the divorce or dissolution of the marriage of a Member, any court issues a decree or order that transfers, confirms, or awards a Membership Interest, or any portion thereof, to that Member’s spouse (an “Award”), then, notwithstanding that such transfer would constitute an unpermitted Transfer under this Agreement, that Member shall have the right to purchase from his or her former spouse the Membership Interest, or portion thereof, that was so transferred, and such former spouse shall sell the Membership Interest or portion thereof to that Member at the price determined in conformity with Section 8.10 of this Agreement.  If the Member has failed to consummate the purchase within 180 days after the date of the Award (the “Expiration Date”), the Company and the other Members shall have the option to purchase from the former spouse the Membership Interest or portion thereof pursuant to Section 8.9(a) and at a price determined in conformity with Section 8.10, provided that the Option Period shall commence on the later of (1) the day following the Expiration Date, or (2) the date of actual notice of the Award, and continue for 180 days thereafter.  For purposes of this Section and for purposes of this entire Agreement, the term “Option Period” shall mean the period during which an option to purchase a Member’s Membership Interest can be exercised.
(b) If, by reason of the death of a spouse of a Member, any portion of a Membership Interest is transferred to a transferee other than (1) that Member or (2) the Member’s siblings, parents children or issue or (3) a trust created for the benefit of that Member (or for the benefit of that Member and any combination between or among the Member and the Member’s issue, parents,  spouse or children) in which the Member is a Trustee and the Member, as Trustee or individually possesses all of the Voting Interest included in that Membership Interest, then the Member shall have the right to purchase the Membership Interest or portion thereof from the estate or other successor of his or her deceased spouse or transferee of such deceased spouse, and the estate, successor, or transferee shall sell the Membership Interest or portion thereof at the price set forth in Section 8.10 of this Agreement.  If the Member has failed to consummate the purchase of the entire interest within 180 days after the date of death (the Expiration Date), the Company and the other Members shall have the option to purchase from the estate or from any other successor of the deceased spouse, the Membership Interest or portion thereof pursuant to Section 8.9 of this Agreement; provided that the Option Period shall commence on the later of (1) the day following the Expiration Date, or (2) the date of actual notice of the death, and shall continue for 180 days thereafter.
8.5	No Member shall participate in any Vote or decision in any matter pertaining to the disposition of that Member’s Membership Interest in the Company under this Agreement.
8.6
The Members acknowledge and agree that because of the unique business relationships between the Initial Members and because of the nature of the Company’s business, or the occurrence of a Transfer of a Membership Interest may, in the sole discretion of the Remaining Members, force the Remaining Members to purchase the Membership Interests of a Transferring Member and is thereby likely to create an economic hardship on the Remaining Members.  Accordingly, except as provided in Section 8.11 below, the following shall govern the rights of the Members after a Member provides notice of their intent to Transfer any Membership Interests (the “Transferring Member”):

(a) If a Member attempts to Transfer any Membership Interests without the consent of the other Members, then the Company and/or the remaining Members shall have options to purchase the interests of the Transferring Member (the “Repurchase Option”).  The Repurchase Option to purchase the interests of the Transferring Member shall be exercised in such a fashion that the Membership Interests of the Remaining Members shall not change relative to each other, regardless of whether the Company or the Remaining Members are the exercising parties.  In any such instance, not more than 180 days after the Notice of Transfer, the date of the Triggering Event, or any other event that gives rise to the option, the Company or the Remaining Members (as is appropriate) shall give notice in writing to the Transferring Member (or his successor, if appropriate) of their intention to exercise the said option.  Upon delivery of said notice, the Members will proceed to value the interest of the Transferring Member in the manner set forth in Section 8.10.

(b) If the Company and then the Remaining Members elect not to exercise their Repurchase Options to purchase the interests of the Transferring Member pursuant to the terms and conditions set forth above in Section 8.7, then by a Majority in Interest Vote of the Class B Members, the Members can elect to either to liquidate the Company, or to approve the transferee of the Transferring Member’s Interest.  If the Remaining Members elect to approve the said transferee of the Transferring Member’s Interest, that transferee shall become a Member, provided, that the entire interest of the Transferring Member shall be transferred to a single person or entity and shall have a single Vote for all purposes.  If the Remaining Members elect to liquidate the Company, all business activities of the Company with the exception of the management and ownership of real property assets shall be brought to an orderly conclusion.  The Property and other assets shall be promptly listed for sale and shall be sold on an orderly basis.  The Company shall continue to manage the Property in the manner that they were previously managed until such time as they are sold.  Upon sale of the Property, the remaining liabilities of the Company shall be paid and the balance of any proceeds of the sale, together with any other remaining assets shall be distributed to the Members or their representatives by first paying each Member the amount of his capital account and any Accrued Return, with the balance, if any, distributed to the Members in accordance with the distribution provisions of this Agreement and in proportion to the number of Units in the applicable Class.
8.7
For purposes of establishing the price for the purchase of a Membership Interest in the Company (if the Company or the Members determine to do so) under any circumstances other than liquidation, the following procedures shall govern:

(a) Within one hundred and twenty (120) days of (a) the receipt of a Notice of Withdrawal by the Company and the Remaining Members as contemplated by Section 8.1, (b) receipt of Notice of a Triggering Event pursuant to Section 8.5, (c) upon an Award as referred to in Section 8.6(a), or (d) upon the death of a spouse of a Member as referred to in Section 8.6, or (e) upon any other event, the consequence of which requires valuation of a Member’s Membership Interest incident to a voluntary Transfer or Involuntary Transfer, the Manager, shall determine, in good faith, a net fair market value (the “Fair Market Value”) of the Company.  In determining the Fair Market Value, no value shall be ascribed to goodwill, and all cash, receivables and liabilities shall be valued as stated on the books of the Company.  The net Fair Market Value of the Member’s Membership Interest shall take into consideration the Accrued Return and Unreturned Capital balance of such Member.  The value of the Membership Interest subject to transfer or sale shall be deemed to be 80% Fair Market Value of the Membership Interest (calculated as if the Company were liquidated at Fair Market Value and calculating the distributions that would be payable with respect to such Membership Interest), reduced by the deficit if any, in the capital account of the Member whose Membership Interest is subject to transfer or sale.  All Members agree that the “discount” of 20% is a fair estimate of deferred costs and expenses, including without limitation income tax consequences to the Remaining Members, transfer taxes, etc. that would ultimately be incurred were the assets of the Company to be liquidated.
(b) In the event that within one hundred and twenty (120) days subsequent to the Transferring Member’s notice, the Manager fails to determine the Fair Market Value of the business of the Company, the Transferring Member or their representative shall appoint an appraiser and the Manager shall appoint a second appraiser to determine the Fair Market Value of the Company, which shall be valued in accordance with Section 8.10(a).  If the two appraisers so appointed are unable to agree on the Fair Market Value of the Company within thirty days, but the values so determined differ by not more than ten percent of the lower value, the two values shall be averaged with the result being conclusive and binding upon all Members or their representatives.  If the values so determined by the two appraisers differ by more than ten percent of the lower value, the two appraisers shall appoint a third appraiser.  The Fair Market Value shall be determined by disregarding the appraiser’s valuation that diverges the greatest from each of the other two appraisers’ valuations, and the arithmetic mean of the remaining two appraisers’ valuations shall be the Fair Market Value.  All fees and expenses of each appraiser shall be an expense of the Transferring Member.

8.8
 In the event that the Company elects to purchase the Transferring Member’s Interest pursuant to Sections 8.6 and 8.7, the purchase price shall be payable over a period of five years in equal monthly installments of principal and interest, and the unpaid balance shall accrue interest at the simple annual rate of 5.0% per annum.  The first payment shall be due and payable thirty days subsequent to the date on which the Member or his Successor in Interest irrevocably transfers to the Company all of the interests in the Company being purchased.  The Company shall not be required to provide any security for the payment of the purchase price.

8.9
Except as otherwise expressly provided herein, a prospective transferee (other than an existing Member) of a Membership Interest may be admitted as a Member with respect to such Membership Interest (Substituted Member) only upon such prospective transferee’s executing a counterpart of this Agreement as a party hereto.  Any prospective transferee of a Membership Interest shall be deemed an Assignee, and, therefore, the owner of only an Economic Interest until such prospective transferee has been admitted as a Substituted Member.

8.10	Any person admitted to the Company as a Substituted Member shall be subject to all provisions of this Agreement.
8.11	Repurchase of Membership Units Based Upon the Replacement of Manager or Disagreement of Developer Investors with a Vote of a Majority Interest of the Class B Members.
(a) Notwithstanding anything to the contrary in this Agreement, a Majority in Interest of the Class B Members may replace the Manager at any time, with a new Manager (including an affiliate of a Member) by delivering a 15-day notice to the current Manager.  The outgoing Manager shall cooperate with the incoming Manager to provide a smooth transition of operations.  If the Class B Members exercise the right provided in this Section 8.111 to replace the Manager, the outgoing Manager may, at its election, require the Company to purchase all (but not less than all) of its Developer Investor Units and Class A Units for the consideration and on the terms and conditions set forth as follows.  After receipt of the notice required by this Section 8.111, the Manager will respond within 10 days with a value that it believes reasonably approximates the high end of the fair market value of the Property.  If the Majority in Interest of the Class B Members believes that this price is not reasonable, the Class B Members and the Manager shall attempt to agree on a value; if they cannot within 3 days, then both parties shall hire an appraiser to appraise the Property, to be completed within 15 days.  If the appraisals do not vary by more than 15%, then the Property value shall be the higher of the two appraisals.  If they do vary by more than 15%, then the Property value shall be the average of the two appraisals (the “Proposed Sale Price”).  The purchase price of the Developer Units and the Class A Member Units (the “Purchase Price of the Developer Units”) shall be the greater of Three Million Dollars or the amount that such Developer Units and Class A Member Units would have received (i) if the Company were liquidated at the time of the delivery of the notice hereunder and the Property had been sold for a purchase price of an amount equal to the Proposed Sale Price, net of reasonably estimated transaction costs (such as broker fees, title insurance premiums, and legal fees that would be incurred by the Company in connection with a sale of the Property), (ii) the proceeds of such sale are reduced by the aggregate state and local real estate transfer taxes that the Company would incur in connection with any such sale of the Property and the assets of the Company, (iii) such purchase price is then adjusted for standard proration amounts ordinarily taken into account in a sale of property similar to the Property in Concord, California and the sale of the other assets of the Company and (iv) the proceeds of such sale and other assets of the Company had been used to repay all of the debts and obligations of the Company and then applied and distributed the balance in accordance with the provisions of Section 4.5. The Company and Mackenzie, jointly and severally, shall be responsible for the payment of the repurchase of the Developer Units and Class A Member Units pursuant to this Section 8.11.

(b) If the Developer Investors and Class A Members in good faith disagree with any action taken by the Majority in Interest of the Class B Members then the Developer Investors may provide written notice of such disagreement to the Company. If the Majority in Interest of the Class B Members take such action then the Company and MacKenzie, jointly and severally, shall be required to repurchase the Developer Units from the Developer Investors for the Purchase Price of the Developer Units and the Class A Units from the Class A Members as set forth in Section 8.11(a) above.
(c) Notwithstanding any other provision in this Agreement if MacKenzie intends to Transfer any of its Membership Interests or if it intends to wind up or dissolve, it must provide written notice to the Developer Investors of its intent to Transfer, wind up or dissolve.  The Developer Investors, in their sole and absolute discretion, shall have ten (10) days after receipt of such notice to exercise their rights pursuant to Sections 8.6 and 8.7 above or in the alternative exercise the option to have MacKenzie repurchase their Membership Interests pursuant for the Purchase Price of the Developer Units and Class A Units as set forth in Section 8.11(a) above.  Any Transfer of a Membership Interest in contravention of this Section shall be void.
8.12
The initial sale of Membership Interests in the Company to the Initial Members has not been qualified or registered under the securities laws of California, or of any state, or registered under the Securities Act of 1933, as amended, in reliance upon exemptions from the registration provisions of those laws.  No attempt has been made to qualify the offering and sale of Membership Interests to Members under the California Corporate Securities Law of 1968, as amended, also in reliance upon an exemption from the requirement that a permit for issuance of securities be procured. Notwithstanding any other provision of this Agreement, Membership Interests may not be Transferred or Encumbered unless registered or qualified under applicable state and federal securities law or unless, in the opinion of legal counsel satisfactory to the Company, such qualification or registration is not required.  The Member who desires to transfer a Membership Interest shall be responsible for all legal fees incurred in connection with said opinion.

ARTICLE IX: DISSOLUTION AND WINDING UP
9.1	The Company shall be dissolved on the first to occur of the following events:
(a) The expiration of the term of existence of the Company if any.
(b) The determination by the Manager to dissolve the Company.
(c) The sale or other disposition of substantially all of the Company assets.
(d) Entry of a decree of judicial dissolution pursuant to California Corporations Code section 17707.03.
9.2
On the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind up the business and affairs of the Company.  The Members who have not wrongfully dissolved the Company shall wind up the affairs of the Company.  The Persons winding up the affairs of the Company shall give written Notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company.  After paying or adequately providing for the payment of all known debts of the Company including without limitation the First Indebtedness, and any other Additional Loan (except debts owing to Members and Contribution Loans) the remaining assets of the Company shall be distributed or applied in the following order of priority:

(a) To pay the expenses of liquidation.
(b) To repay the Contribution Loans and any other outstanding loans from Members.  If there are insufficient funds to pay such loans in full, each Member shall be repaid in the ratio that the Member’s respective loan, together with interest accrued and unpaid thereon, bears to the total of all such loans from Members, including all interest accrued and unpaid on those loans.  Such repayment shall first be credited to accrued and unpaid interest due and the remainder shall be credited to principal.
(c) Among the Members in accordance with the provisions of Article IV.
9.3
Each Member shall look solely to the assets of the Company for the return of the Member’s investment (whether that investment consists of loans to the Company or one or more Capital Contributions or a combination of the two), and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the investment of any Member, such Member shall have no recourse against the Manager or any other Members for indemnification, contribution, or reimbursement.

ARTICLE X: DISPUTE RESOLUTION
10.1	Dispute Resolution; Court Jurisdiction; Arbitration; Equitable Remedies. Disputes which arise between the Parties or relating to this Agreement shall be resolved as follows:
10.1.1 Arbitration.  Except as provided in Section 10.1.2, any claim, dispute or controversy of whatever nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute (including any claims of breach) or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Claim”) shall be resolved by final and binding arbitration before a single arbitrator (the “Arbitrator”) selected from and administered by JAMS, San Francisco, California (the “Administrator”), in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes. The arbitration shall be held in San Francisco, California.
(a) The Arbitrator shall, within 15 calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The Arbitrator shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence shall not apply if such damages are statutorily imposed. The Arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief they deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance.
(b) Each Party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration and shall pay an equal share of the fees and costs of the Administrator and the Arbitrator; provided, however, that the Arbitrator shall be authorized to determine whether a Party is the prevailing Party, and, if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) or the fees and costs of the Administrator and the Arbitrator. Absent the filing of an application to correct or vacate the arbitration award under California Code of Civil Procedure Sections 1285 through 1288.8, each Party shall fully perform and satisfy the arbitration award within 15 days of the service of the award.
(c) By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Claim between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this Section 10.1, the right to a jury trial, certain rights of appeal and a right to invoke formal rules of procedure and evidence.
10.1.2 Court Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking (i) to enforce an arbitration award rendered pursuant to the provisions of Section 10.1.1 or (ii) to obtain or enforce any equitable remedy pursuant to Section 10.1.3 shall be brought in the California Superior Court for the County of San Francisco County or the United States District Court for the Northern District of California, as applicable under California and U.S. federal law, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California. Each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. Service of process, summons, notices or other documents by registered mail shall be effective service of process for any suit, action or other proceeding brought in any such court.

10.1.3 Equitable Remedies. Each Party hereto acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Parties for which monetary damages would not be an adequate remedy and hereby agrees that, in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
10.2 Attorneys’ Fees.  In the event of any litigation regarding any rights or obligations under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and court costs in addition to any other relief which may be granted.  The “Prevailing Party” shall mean the party receiving substantially the relief desired, whether by settlement, dismissal, summary judgment, judgment, or otherwise.  The attorneys’ fees award shall not be computed in accordance with any court fee schedule but shall be such as to fully reimburse all attorneys’ fees reasonably incurred.  Such fees and costs shall include but not necessarily be limited to attorneys’ fees, costs and expenses incurred in (a) post-judgment motions, (b) contempt proceedings, (c) garnishment, levy and debtor and third-party examinations, (d) discovery, and (e) bankruptcy litigation.

ARTICLE XI: GENERAL PROVISIONS
11.1
This Agreement constitutes the whole and entire agreement of the parties with respect to the subject matter of this Agreement, and it shall not be modified, altered,  amended or repealed in any respect except by a written instrument executed by Members holding not less than a Majority in Interest of the Class B Membership Interests (although no such amendment that adversely affect the Manager or any set of Members as compared to the remaining Members may be adopted without the consent of the adversely affected Members).  This Agreement replaces and supersedes all prior written and oral agreements by and among the Members or any of them.

11.2	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.3
This Agreement shall be construed and enforced in accordance with the internal laws of the State of California.  If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

11.4	This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, and permitted successors and assigns.
11.5
Whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, and the neuter gender shall include the male and female as well as a trust, firm, Company, or corporation, all as the context and meaning of this Agreement may require.

11.6
The parties to this Agreement shall promptly execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all other acts and things, reasonably necessary in connection with the performance of their respective obligations under this Agreement and to carry out the intent of the parties.

11.7
Except as provided in this Agreement, no provision of this Agreement shall be construed to limit in any manner the Members in the carrying on of their own respective businesses or activities.  Under no circumstances shall the doctrine of enterprise opportunity be applied to any of the business activities of the Members.

11.8	Except as provided in this Agreement, no provision of this Agreement shall be construed to constitute a Member, in the Member’s capacity as such, the agent of any other Member.
11.9	Each Member represents and warrants to the other Members that the Member has the capacity and authority to enter into this Agreement.
11.10
The article, section, and paragraph titles and headings contained in this Agreement are inserted as matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Agreement or any of its provision.

11.11	Time is of the essence of every provision of this Agreement that specifies a time for the performance or non-performance of an act.
11.12
This Agreement is made solely for the benefit of the parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

11.13	The Members intend the Company to be a limited liability company under the Act. No member shall take any action inconsistent with the express intent of the parties to this agreement.
11.14	The Members and each of them expressly understand, acknowledge and agree that:

(a) This Agreement was reviewed by the law firm of Seiler Epstein LLP (collectively the “Firm”) who was retained to act as legal counsel to the Manager of the Company;
(b) The Firm does not represent any Member with respect to this Company, except the Manager, in the absence of a clear and explicit written agreement to such effect between the Member and the Firm and, in the absence of any such agreement, the firm shall owe no duties directly to any Member;
(c) The Members understand and are each aware that the Firm has represented and does or may represent the Manager and other Members in other matters and all of the Members waive any conflict or potential conflict as a result of such representation and the representation of this Company;
(d) The Members understand and are each aware of their right to and urged to seek their own legal counsel regarding this Agreement;
(e) Notwithstanding any adversity that may develop, If any dispute or controversy between any Member, or all Members, on one hand, and the Manager on the other hand,  or between any Member, or all Members, on one hand and the Company, on the other hand, then each Member agrees and consents that the Firm may represent the Manager and/or the Company, in any such dispute or controversy to the extent permitted by the California Rules of Professional Conduct and each Member agrees to obtain his or her own legal representation, and will not rely on the Firm to represent the Member’s interests;
(f) While communications with the Firm concerning the formation of the Company, its Members and/or its Manager may be confidential with respect to any third parties, no Member has any expectation that such communications are confidential as between any of the other Members, and or the Company and its Manager;
(g) Their respective interests in this Agreement and the Company may conflict with those of other Members, the Company, and its Manager:
(h) They understand and are each aware of the facts creating such conflict or potential conflict of interests;
(i) They have been advised to review this Agreement and all provided due diligence and other materials including without limitation the Company’s business plan, Private Placement Memorandum and Subscription Agreement, with their respective accountants or other tax advisors concerning tax consequences; and
(j) They each consent to preparation of this Agreement under these circumstances by the Firm.

11.16 Investment Representations and Warranties.  Each Member represents and warrants to and agrees with the Manager, the other Members and the Company as follows:
(a) Preexisting Relationship.  He or she has a preexisting personal or business relationship with the Company, its Manager or one or more of its control persons.
(b) Experience.  By reason of his or her business or financial experience, or by reason of the business or financial experience of his or her financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, he or she is capable of evaluating the risks and merits of an investment in the Membership Interest and of protecting his or her own interests in connection with this investment.
(c) No Advertising.  He or she has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Interest.
(d) Investment Intent.  He or she is acquiring the interest for investment purposes for his or her own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest.  No other person will have any direct or indirect beneficial interest or right to the Membership Interest.
(e) Residency.  He or she is a resident of the United States of America.
(f) Economic Risk.  He or she is financially able to bear the economic risk of an investment in the Membership Interest, including the total loss thereof.
(g) No Registration of Membership Interest.  He or she acknowledges that the Membership Interest has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any states securities law, or for any other applicable blue-sky laws in reliance, in part, on his or her representations, warranties, and agreements herein.
(h) No Representations by Company.  Neither any Manager, any agent or employee of the Company or of any Manager, or any other Person has at any time expressly or implicitly represented, guaranteed, or warranted to him or her that he or she  may freely transfer the Membership Interest, that a percentage of profit and/or amount or type of consideration will be realized as a result of any investment in the Membership Interest, that past performance or experience on the part of the Manager or their affiliates or any other person in any way indicates the predictable results of the ownership of the Membership Interest, the or of the overall Company business, that any cash distributions from Company operations or otherwise will be made to the Members by any specific date or will be  made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.
(i) Consultation with Attorney.  He or she has been advised to consult with his or her own attorney regarding all legal matters concerning an investment in the Company and the tax consequences of participating in the Company, and has done so, to the extent he or she considers necessary.

(j) Tax Consequences.  He or she acknowledges that the tax consequences to his or her of investing in the Company will depend on his or her particular circumstances, and neither the Company, the Manager, the Members, nor the partners, shareholders, members, managers, agents, officers, directors, employees, affiliates, or consultants of any of them will be responsible or liable for the tax consequences to him or her of an investment in the Company. He or she will look solely to, and rely upon, his or her own advisers with respect to the tax consequences of this investment.
(k) No Assurance of Tax Benefits.  He or she acknowledges that there can be no assurance that the Code or Regulations will not be amended or interpreted in the future in such a manner so as to deprive the Company and the Members of some or all of the tax benefits they might now receive, nor that some of the deductions claimed by the Company or the allocations of items of income, gain, loss, deduction, or credit among the Members may not be challenged by the Internal Revenue Service.
(l) No Disposition in Violation of Law.  Without limiting the representations set forth above, he or she will not make any disposition of all or any part of the interest which will result in the violation by him or her or by the Company of the Securities Act, or any other states securities law or any other applicable securities laws.  Without limiting the foregoing, he or she agrees not to make any disposition of all or any part of the Membership Interest unless and until:
(1) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or
(2) He or she has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Manager, he or she has furnished the Company with a written opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities laws; and
(3) The disposition will satisfy all of the requirements and restrictions as set out in this Operating Agreement.
(m) Restrictions on Transferability.  He or she acknowledges that there are substantial restrictions on the transferability of the Membership Interests pursuant to this Agreement, that there is no public market for the Membership Interest and none is expected to develop, and that, accordingly, it may not be possible for him or her to liquidate his or her investment in the Company.
(n) Investment Risk.  He or she acknowledges that the purchase of the Membership Interests is a speculative investment which involves a substantial degree of risk of loss by him or her of his or her entire investment in the Company, that he or she understands and takes full cognizance of the risk factors related to the purchase of the Membership Interest and that the Company is newly organized and has no financial or operating history. The Members understand that an investment in the Company involves a significantly high degree of risk.  Although the Company believes that the Project represents an attractive investment opportunity, there can be no assurance that the Company will be wholly or even partially successful in achieving its objectives or that the Company will have the ability to return any investment.  The Members understands that they may lose their entire investment by investing in the Company.  The apartment industry is highly volatile and generally considered a very risky investment.  The Members understand and are prepared to lose their entire investment.

(o) No Obligation to Register.  He or she represents, warrants, and agrees that the Company and the Manager is under no obligation to register or qualify the Membership Interest under the Securities Act or under any state securities law, or to assist him or her in complying with any exemption from registration and qualification.
(p) Waiver of Private Placement Memorandum.  The Members represent, warrant, and agrees that prior to investing and becoming a Member they have had the opportunity to review the business plan, the financials, all documents related to the purchase of the Property including without limitation the purchase agreement and title report and other documents provided by the Managers and that they waive the presentment and review of a private placement memorandum provided by the Company.
11.15
Indemnity.  Each Member agrees that they shall defend, indemnify and hold harmless the Company, each and every Manager, Partnership Representative and every other Member, and any officers, directors, shareholders, managers, members, employees, partners, agents, attorneys, registered representatives, and control persons of any such entity who was or is a party or is threatened to be made party to any threatened, pending, completed action, suit, or proceeding, whether civil, criminal administrative, or investigative, by reason of or arising from any misrepresentation or misstatement of facts or omission to represent or state facts made by him or her including, without limitation, the information in this Agreement, against losses, liabilities, and expenses of the Company, each and every Manager, each and every other Member, Partnership Representative and any officers, directors, shareholders, managers, members, employees, partners, attorneys, accountants, agents, registered representatives, and control persons of any such Person (including attorneys’ fees, judgments, fines, and amounts paid in settlement, payable as incurred) incurred by such Person in connection with such action, suit, proceeding, or the like.

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IN WITNESS WHEREOF, the parties have executed or caused to be executed this Operating Agreement regarding MacKenzie-BAA IG Shoreline LLC as of the Effective Date first above written.

MANAGER

BAA Investment Group LLC,
a California limited liability company

___________________________
Joel Kelly, Manager

CLASS A MEMBERS
Kelly Family Trust
_________________________
Joel Kelly, trustee

_________________________
Jessica Kelly, trustee

___________________________
Kristopher R. Lamont
CLASS B MEMBER

MacKenzie Realty Operating Partnership, LP, a Delaware limited partnership
By: MacKenzie Realty Capital, Inc., general partner
By: _____________________________________
      Christine Simpson, Senior Vice President

DEVELOPER INVESTOR MEMBERS
Kelly Family Trust
_________________________
Joel Kelly, trustee

_________________________
Jessica Kelly, trustee

Lamont Trust dated 12/14/17

___________________________
Kristopher R. Lamont, trustee
___________________________
Meredith Windsor Lamont, trustee

EXHIBIT A
ARTICLES OF ORGANIZATION

EXHIBIT B
MEMBERS, MEMBERSHIP INTEREST AND CAPITAL CONTRIBUTIONS
CLASS A AND B MEMBERS
Member	Investment Amount	Number of Units
CLASS B MEMBER
Mackenzie Realty Operating Partnership	$10,545,780.00	10,545.78

CLASS A MEMBERS
Joel Kelly and Jessica Kelly as trustees of the Kelly Family Trust	$107,610.00	107.61
Kristopher R. Lamont	$107,610.00	107.61

TOTAL CLASS A AND B	10,761,000.00	10,761

DEVELOPER INVESTORS
Member	Number of Units
Joel Kelly and Jessica Kelly as trustees of the Kelly Family Trust	1,793.5
Kristopher R. Lamont and Meredith Windsor Lamont, trustees of the Lamont Trust dated 12/14/17	1,793.5

TOTAL DEVELOPER	3,587

TOTAL ALL MEMBERSHIP UNITS	14,348